Exhibit 5
A R M S T R O N G   T E A S D A L E   L L P

MISSOURI	KANSAS	ILLINOIS	WASHINGTON, D.C.	SHANGHAI	SYDNEY

ATTORNEYS AT LAW

July 29, 2004

Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118

Re:	Registration Statement on Form S-3 Relating to $1,430,000,000 Principal Amount of Debt Securities

Ladies and Gentlemen:

     Anheuser-Busch Companies, Inc. (the “Company”) proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-3 (the “Registration Statement”) relating to the proposed issuance from time to time by the Company of its debt securities (the “Debt Securities”) in an aggregate principal amount of up to $1,430,000,000 . The Debt Securities would be issued from time to time in one or more series (a “Series”) under one or more Indentures (each, an “Indenture”), between the Company and JPMorgan Chase Bank, as trustee, or another trustee (each “Trustee”), the forms of which are exhibits to the Registration Statement.

     To enable us to render the opinion set forth below, we have examined corporate records of the Company and such other documents and materials as we have considered relevant, and have made such investigation of matters of law and of fact as we have considered appropriate.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to execute and deliver the Debt Securities.

     2. The execution and delivery of each Indenture has been duly authorized by all requisite action on the part of the Company. Upon execution and delivery of an Indenture by the Company, and compliance with the procedures specified in the Indenture relating thereto, the issuance of the Debt Securities of the several Series will be duly authorized. When the Debt Securities of the several Series have been so authorized and executed by the Company, authenticated by the Trustee and delivered against payment therefor, the Debt Securities of such Series will constitute the valid and binding obligations of the Company, enforceable against it in accordance with their terms, except the rights of the owners of the Debt Securities and enforceability may be limited by bankruptcy, insolvency reorganization, moratorium and other similar laws affecting creditors’ rights generally, and by equitable principles, whether considered at law or in equity.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name in the Registration Statement and the related Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

ARMSTRONG TEASDALE LLP